AGCA CPA Limited
正立會計師事務所有限公司

Hong Kong Head Office 香港總公司
9th Floor, Allied Kajima Building, 138 Gloucester Road, Wanchai, Hong Kong
香港灣仔告士打道 138 號聯合鹿島大廈 9 樓
Tel 電話：852-2919 8988 Fax 傳真：852-2574 7287

Beijing Office 北京辦事處
Suite 601, China View, C-2 Gongti East Road, Chaoyang District, Beijing 100027
北京朝陽區工體東路丙 2 號紅階大廈 3 號樓 601 室（郵編 100027）
Tel 電話：86-10-6585 0599 Fax 傳真：86-10-6585 0558

www.agcacpa.com.hk

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in Amendment No. 3 to the Registration Statement on Form S-1 (Registration No. 333-165755) of LIANDI CLEAN TECHNOLOGY INC., to be filed on or about July 16, 2010, of our report dated March 3, 2010 with respect to the consolidated financial statements of China Liandi Clean Technology Engineering Limited and its subsidiaries as of and for the year ended March 31, 2009.

We also consent to the reference to our Firm under the caption "Experts" in such Registration Statement.

AGCA CPA Ltd.

Hong Kong
July 16, 2010